ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 1, 2009. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following
directors:
					   Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Roger A. Gibson ................. 953       4
Leonard W. Kedrowski ............ 953       4

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

				           Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Benjamin R. Field III ....... 5,394,168     91,177
Victoria J. Herget .......... 5,399,695     85,650
John P. Kayser .............. 5,399,695     85,650
Richard K. Riederer ......... 5,398,188     87,157
Joseph D. Strauss ........... 5,389,904     95,441
Virginia L. Stringer ........ 5,398,645     86,700
James M.Wade ................ 5,399,695     85,650

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2010. The following votes were cast regarding this matter:

    Shares           Shares                     Broker
   Voted For      Voted Against   Abstentions  Non Votes
   5,354,760         42,509          88,076       0